Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ADDS ANOTHER $61 MILLION IN ASSETS
WITH APARTMENT ACQUISITIONS IN AUSTIN AND OKLAHOMA CITY

IRVINE, Calif., Mar. 28, 2013 - Steadfast Income REIT, Inc. announced today that it acquired two apartment communities in separate transactions for an aggregate purchase price of approximately $61 million. Deep Deuce at Bricktown in Oklahoma City, Okla. and Vantage at Buda Ranch in Austin, Texas are now among the REIT's 34 apartment communities in 10 Midwestern and Southern states.
“These latest acquisitions exemplify two key facets of our strategy -- to invest in apartment communities that are located in strong job growth markets, and to seek concentration in those markets to add synergy to our operating platform, reduce operating costs and increase revenue,” said Ella Shaw Neyland, president of Steadfast Income REIT. “These are our sixth and fifth properties, respectively, in Texas and Oklahoma, and both submarkets have economies that are expected to continue expanding steadily.”
Vantage at Buda Ranch is a 264-unit apartment community built by Vantage Communities in 2009. The property was purchased for $23 million and is being renamed to Trails at Buda Ranch as part of an agreement with the seller. The 96% occupied property consists of 14 three‐story residential buildings that offer a mix of one-, two- and three-bedroom apartments that have average in-place rents of $936.

The amenity package at The Trails at Buda Ranch offers laminate wood floors, full-size washer and dryer, spacious closets, granite-style countertops and patios or balconies. The pet-friendly community also offers a pool, 24-hour fitness center, a clubhouse and ample open space for residents.
This is the sixth Texas property for the REIT and the fourth in the Austin area. Austin is consistently rated on various lists as one of the best places to live, work or open a business, and has a diverse economy that is anchored by local and federal government, education and health services, professional services, and information technology. Austin is also home to the University of Texas, which has an enrollment of approximately 51,000 students.
Deep Deuce at Bricktown is a 294-unit property that Steadfast purchased for $38.22 million. The property was built in 2001 and is located in downtown Oklahoma City in walking distance to a thriving scene consisting of the river walk, restaurants, bars, music and entertainment venues. Over the last decade, downtown Oklahoma City has undergone one of the most significant renaissances of any major U.S. city, and the Bricktown area is the focal point of the City's cultural and nightlife revitalization.
The 99% occupied property consists of one- and two-bedroom apartments that have average in-place rents of $1,083. Residents enjoy amenities that include a swimming pool with deck, a clubhouse, and a 24-hour fitness center. Additionally, many units offer attached garages, kitchen islands, vaulted ceilings and wood-burning fireplaces in addition to washer/dryer hook-ups, garden tubs and spacious closets.
With today's acquisition, the REIT has acquired over 7,600 apartment homes in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for $680 million.

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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